Exhibit 99.1

               Tower Group, Inc. Reports a 138% Increase
                 in Second Quarter of 2005 Net Income


    NEW YORK--(BUSINESS WIRE)--Aug. 9, 2005--Tower Group, Inc. (NASDAQ: TWGP) today reported a 138% increase in second quarter of 2005 net income to $4.8 million as compared to net income of $2.0 million in the second quarter of 2004. For the first six months of 2005, net income increased 155% to $8.5 million as compared to $3.3 million for the first six months of 2004.
    Diluted earnings per share of $0.24 for the second quarter of 2005 were based on 20,108,917 weighted average diluted shares as compared with $0.35 per share for the second quarter of 2004, based on 5,819,870 weighted average diluted shares. For the first six months of 2005, Tower reported diluted earnings per share of $0.42, based on 20,093,198 weighted average diluted shares, as compared with $0.58 per diluted share for the first six months of 2004 based on 5,772,977 weighted average diluted shares. Net income, excluding realized gains, net of taxes, was $4.8 million for the second quarter of 2005 and $8.3 million for the first six months of 2005.
    Michael H. Lee, President and Chief Executive Officer of Tower Group, Inc. commented, "We are pleased with our record second quarter net income which was driven primarily by strong growth in gross premiums written as well as significantly higher net premiums earned and investment income resulting from the higher net premium retention after the IPO. In addition, despite our significant gross and net premium growth, we were able to continue to achieve a favorable loss ratio by maintaining our underwriting and pricing discipline."

    Second Quarter 2005 Financial Highlights:

    Total revenues increased 92% to $50.3 million in the second quarter of 2005 as compared to $26.2 million in the same period in 2004. This increase was driven primarily by increases in net premiums earned and net investment income partially offset by lower total commission and fee income. Net premiums earned represented 75% of total revenues for the second quarter of 2005 as compared to 36% for the same period of 2004. Ceding commission and fee income represented 18% of total revenue for the second quarter of 2005 as compared to 60% in the second quarter of 2004. This reflected the reduced ceding percentage under the quota share reinsurance agreements to 25% in the second quarter of 2005 versus 60% in the second quarter of 2004 in consideration of the increased capitalization of our insurance company. In addition, due to an increase in the loss ratio on a prior year's quota share reinsurance treaty, we recorded a $0.9 million adjustment to ceding commission revenue in the second quarter of 2005 that reduced commission and fee income as compared to no adjustment in the same period of 2004. Net investment income, excluding realized gains, was 7% of total revenues in the second quarter of 2005 and 4% in the same period of 2004.
    Return on average equity was 14.3% in the second quarter of 2005 as compared with 54.4% in the second quarter of 2004. Although net income was significantly higher in the second quarter of 2005 as compared to the same period in the prior year, the lower return on average equity resulted from the significant increase in average stockholders' equity resulting primarily from capital raised from the initial public offering (IPO) and concurrent private placement in October 2004. The return on average equity for the second quarter of 2005 was calculated by dividing annualized net income of $19.1 million by average stockholders' equity of $133.6 million. For the second quarter of 2004, the return was calculated by dividing annualized net income of $8.0 million by average stockholders' equity of $14.7 million.
    Gross premiums written in the insurance and reinsurance segments increased to $84.0 million in the second quarter of 2005, which were 92% higher than in the second quarter of 2004. This growth was driven by a 24% increase in policies in force as of June 30, 2005 as compared to June 30, 2004. In addition, premium increases on renewed business averaged 10% for personal lines and 5% for commercial lines. The retention rate was 89% for personal lines and 85% for commercial lines. Contributing to the increase in policies in force was $9.6 million in premiums written on business subject to our renewal rights agreement with OneBeacon Insurance Company. In addition, $3.7 million of new premiums were written in the second quarter of 2005 through former OneBeacon producers appointed in conjunction with the renewal rights transaction. Some of the policies in the more rating sensitive large lines and middle market programs formerly written through Tower Risk Management (TRM), were written by Tower Insurance Company of New York (TICNY) due to the rating upgrade to "A-" (Excellent) by A.M. Best. As a result, premiums produced by TRM on behalf of issuing companies declined to $8.4 million in the second quarter of 2005, 54% lower than in the second quarter of 2004.
    Net premiums written increased 259% to $59.2 million in the second quarter of 2005 as compared to $16.5 million in the same period of 2004. The increase was driven by the growth in gross premiums written and a reduction in the quota share ceding percentage to 25% in the second quarter of 2005 compared with 60% during the second quarter of 2004.
    Net premiums earned rose 295% to $37.6 million for the second quarter of 2005 as compared to $9.5 million in the same quarter of 2004 due to overall growth in gross premiums written and the reduction in the ceding percentage as mentioned above. In addition, the second quarter's net premiums earned included $3.7 million from the $13.1 million of retained unearned premiums as of December 31, 2004 that would have been ceded to Converium Reinsurance (North America) Inc. absent the 2004 novation of our quota share reinsurance agreement with that company at the end of 2004.
    Ceding commission revenue declined 50% to $5.3 million in the second quarter of 2005 as compared to $10.8 million in the second quarter of 2004 reflecting the significant reduction in the quota share ceding percentage.
    The net loss ratio improved to 58.6% for the second quarter of 2005 as compared to 61.9% in the second quarter of 2004. The improvement resulted from the increase in net premiums earned which reduced the proportional effect of catastrophe reinsurance premiums on the net loss ratio.
    The gross expense ratio decreased by 2.3 percentage points to 30.3% in the second quarter of 2005 as compared to 32.6% in the second quarter of 2004. This decline was primarily due to an increase in earned premiums at a higher rate than the increase in underwriting expenses and, to a lesser extent, the renewal of larger premium policies in TICNY that were previously produced through TRM on behalf of issuing companies. This was partially offset by a slight increase in the gross commission ratio.
    The net expense ratio increased 20.0 percentage points to 30.2% in the second quarter of 2005 as compared to 10.2% in the same period in 2004 primarily due to the lower ceding commission revenue discussed above.
    The net combined ratio increased to 88.8% in the second quarter of 2005 from 72.1% in the same period in the prior year primarily due to the increase in the net expense ratio driven by the lower ceding commission revenue. Nevertheless, despite the increase in the combined ratio, underwriting profits increased due to the significantly higher base of net premiums earned in the second quarter of 2005 as compared to the second quarter of 2004.
    Pre-tax income in the insurance services segment increased to $0.6 million in the second quarter of 2005 from $0.3 million in the same quarter of 2004 primarily as a result of an increase in the direct commission revenue rate.
    Net investment income was a strong contributor to revenue growth in the second quarter of 2005, increasing 240% to $3.7 million versus $1.1 million in the second quarter of 2004. This increase was primarily due to the growth in invested assets from operating cash flow, net proceeds from subordinated debentures underlying trust preferred securities in December 2004 for $26.8 million and net proceeds of $107.8 million from our initial public offering (IPO) and concurrent private placement in October 2004. On a tax equivalent basis, the yield was 5.1% for invested assets held at June 30, 2005 and 4.8% as of June 30, 2004.
    Interest expense increased to $1.1 million in the second quarter of 2005 from $0.7 million in the second quarter of 2004 primarily a result of $0.5 million interest on the subordinated debentures issued in December, 2004 partially offset by a $0.1 million reduction of interest expense on other borrowings and preferred stock that were repaid in the fourth quarter of 2004.
    The effective income tax rate was 33.7% and 39.0% for the second quarter of 2005 and second quarter of 2004, respectively. The effective tax rate in the second quarter of 2005 was lower due to the benefit of tax-exempt interest income of $0.9 million as compared to $0.1 million in the same period of 2004.

    First Six Months 2005 Financial Highlights:

    Total revenues increased 94% to $92.9 million in the first six months of 2005 as compared to $47.9 million in the same period of the prior year. This increase was driven primarily by increases in net premiums earned and investment income partially offset by lower total commission and fee income. Net premiums earned represented 73% of total revenues for the first six months of 2005 as compared to 36% for the same period of 2004. Ceding commission and fee income represented 20% of total revenue for the first half of 2005 as compared to 60% in the same period of 2004. This decline reflects the reduced ceding percentage under the quota share reinsurance agreement to 25% in the first half of 2005 versus 60% in the first half of 2004. Net investment income, excluding realized gains, comprised 7% of total revenues in the first sixth months of 2005 and 4% in the same period of 2004.
    Return on average equity was 12.7% in the first six months of 2005 as compared with 48.1% in the same period of 2004. Although net income was significantly higher in the first half of 2005 as compared to the similar period in the prior year, the lower return on average equity resulted from the significant increase in average stockholders' equity resulting primarily from capital raised from the initial public offering in October 2004. The return on average equity for the first six months of 2005 was calculated by dividing annualized net income of $16.9 million by average stockholders' equity of $133.4 million. For the first six months of 2004, the return was calculated by dividing annualized net income of $6.6 million by average stockholders' equity of $13.8 million.
    Gross premiums written in the insurance and reinsurance segments increased to $148.7 million in the first six months of 2005, which was 77% higher than in the similar period of 2004. This growth was driven by a 24% increase in policies in force as of June 30, 2005 compared to June 30, 2004. Premium increases on renewed business averaged 10% for personal lines and 5% for commercial lines. Premiums written on business subject to our renewal rights agreement with OneBeacon Insurance Company amounted to $18.4 million during the first six months of 2005. In addition, $8.6 million of new premiums were written in the first six months of 2005 through former OneBeacon producers appointed in conjunction with the renewal rights transaction. In addition, policies in the more rating sensitive large lines and middle market programs formerly written through TRM, were written by TICNY due to the rating upgrade to "A-" (Excellent) by A.M. Best Company. As a result, premiums produced by TRM on behalf of issuing companies declined to $16.9 million in the first six months of 2005, 33% lower than in the first six months of 2004.
    Net premiums written increased 234% to $104.5 million in the first half of 2005 as compared to $31.3 million in the same period of 2004. The increase was driven by the growth in gross premiums written and a reduction in the quota share ceding percentage to 25% in 2005 compared with 60% in the first six months of 2004.
    Net premiums earned increased 288% to $67.6 million for the first half of 2005 as compared to $17.4 million in the same period of 2004 due to overall growth in gross premiums written and the reduced ceding percentage. In addition, net premiums earned in the first half of 2005 included $9.2 million from the $13.1 million of retained unearned premiums as of December 31, 2004 that would have been ceded to Converium Reinsurance (North America) Inc. absent the 2004 novation.
    Ceding commission revenue declined 47% to $11.2 million in the first half of 2005 as compared to $21.1 million in the same period of 2004 reflecting the significant reduction in the quota share ceding percentage.
    The net loss ratio improved to 59.3% for the first six months of 2005 as compared to 62.5% for the first six months of 2004. The improvement resulted primarily from the increase in net premiums earned which reduced the proportional effect of catastrophe reinsurance premiums on the net loss ratio.
    The gross expense ratio increased decreased by 1.1 percentage points to 30.7% for the first half of 2005 as compared to 31.8% in the same period of 2004. This decline was primarily due to an increase in earned premiums at a higher rate than the increase of other underwriting expenses and, to a lesser extent, the writing of larger premium policies in TICNY that were previously produced through TRM on behalf of issuing companies. This was partially offset by a slight increase in the gross commission ratio.
    The net expense ratio increased 16.4 percentage points to 29.4% for the first six months of 2005 as compared to 13.0% in the same period in 2004 primarily due to the lower ceding commission revenue discussed above.
    The net combined ratio increased to 88.7% in the first half of 2005 from 75.5% in the same period in the prior year primarily due to the increase in the net expense ratio driven by the lower ceding commission revenue. As in the second quarter, although the combined ratio increased, underwriting profits increased due to the significantly higher base of net premiums earned in 2005 as compared to the first six months of 2004.
    Despite the reduction in premiums produced by TRM in the insurance services segment, pre tax income increased to $1.7 million in the first half of 2005 from $0.8 million in the same period of 2004 primarily as a result of additional direct commission income due to lower loss ratios on premiums produced in prior years and an increase in the direct commission revenue rate on premiums produced in the current year as the mix of premiums produced by TRM, primarily in the small market segment, carried a higher commission rate.
    Net investment income contributed significantly to revenue growth in the first half of 2005, increasing 241% to $6.3 million versus $1.9 million in the first six months of 2004. The increase in net investment income was primarily due to the growth in invested assets provided by operating cash flow, net proceeds from subordinated debentures and net proceeds of $107.8 million from our IPO and concurrent private placement in October 2004. On a tax equivalent basis, the investment yield was 5.1% as of June 30, 2005 and 4.8% as of June 30, 2004.
    Net realized capital gains were $0.2 million for the first half of 2005 as compared to a modest capital loss in the same period of the prior year. The increase resulted from the sale of common stock the proceeds of which the proceeds were reinvested into higher yielding securities.
    Interest expense increased to $2.3 million for the first six months of 2005 from $1.4 million in the first six months of 2004. This increase was primarily a result of interest of $0.9 million on subordinated debentures and a $0.2 million increase in interest expense as a result of crediting reinsurers on funds withheld in segregated trusts as collateral for reinsurance recoverables. These increases were offset by reductions of $0.2 million of interest expense on other borrowings and preferred stock that were repaid in the fourth quarter of 2004.
    The effective income tax rate was 34.3% and 39.1% for the first six months of 2005 and 2004, respectively. The effective tax rate in the second quarter of 2005 was lower due to the benefit of tax-exempt interest income in the first six months of 2005 of $1.6 million as compared to $0.2 million in the same period of 2004.



            Second Quarter and First Six Months Highlights

                                 Second    Second  First Six First Six
                                 Quarter   Quarter   Months    Months
                                  2005      2004      2005      2004
                                --------- -------- --------- ---------

Total Underwriting Profit
 (Loss)                         $   4,233 $  2,655  $  7,690 $  4,260
Insurance Services Segment Pre-
 Tax Income                           628      293     1,668      765
Net Investment Income               3,733    1,099     6,348    1,863
Net Realized Investment Gains          20      (13)      229       (2)
Corporate Expenses                   (324)     (31)     (746)     (59)
Interest Expense                   (1,106)    (724)   (2,271)  (1,375)
Income Before Income Taxes          7,184    3,279    12,918    5,452
Income Tax Expense                  2,419    1,280     4,436    2,131
Net Income                      $   4,765 $  1,999  $  8,482 $  3,321

EPS - Basic                     $    0.24 $   0.45  $   0.43 $   0.75
EPS - Diluted                   $    0.24 $   0.35  $   0.42 $   0.58

Book Value Per Share            $    6.96 $   3.31  $   6.96 $   3.31


    Additional Items:

    Agreement to Acquire MIIX Insurance Company of New York:

    Following our shell acquisition strategy, we announced on August 8, 2005 the execution of an agreement to acquire MIIX Insurance Company of New York (MIIX), an insurance company with licenses in New York and New Jersey. Upon closing, we plan to expand MIIX's licensing to other states and we expect the acquisition to enable us to improve our capability to deliver products in different market segments with varying pricing and coverage terms. The closing of the transaction is expected before year end 2005.

    Reinsurance Transactions:

    Like many other insurance companies, Tower Group, Inc. received an inquiry from the New York Insurance Department in the first quarter of 2005 relating to risk transfer under its 2004 quota share reinsurance agreement effective January 1, 2004. The Company has continued to provide information in response to these inquiries and continues to believe that its reinsurance agreements demonstrate an appropriate transfer of risk and proper accounting.

    Dividend Declaration:

    Tower Group, Inc. announced today that the Company's Board of Directors approved a quarterly dividend on August 5, 2005 of $0.025 per share payable September 27, 2005 to stockholders of record as of September 15, 2005.

    2005 Guidance:

    We continue to believe that strong growth opportunities remain in our targeted markets despite price softening in the broad P&C market. Although we have experienced some price softening in select market segments, we expect overall market conditions to remain favorable for most of our products for the remainder of 2005 and remain on target with our guidance for the full year of 2005 that was previously provided. For the third quarter of 2005, we project net income, excluding realized capital gains, to increase to a range between $5.2 million and $5.6 million. We project the diluted earnings per share, excluding realized capital gains in the third quarter to be in the range between $0.26 and $0.28 per diluted share. For the full year, we anticipate net income, excluding realized capital gains to increase to a range between $19.7 million and $20.5 million and diluted earnings per share, excluding realized capital gains to be between $0.98 and $1.02 per diluted share.

    About Tower Group, Inc.

    Tower Group, Inc., headquartered in New York City, offers property and casualty insurance products and services through its insurance company and insurance service subsidiaries. Its insurance company subsidiary, Tower Insurance Company of New York, is rated A- (Excellent) by A.M. Best Company and offers commercial insurance products to small to medium-size businesses and personal insurance products to individuals. Its insurance services subsidiary, Tower Risk Management, acts as a managing general agency, adjusts claims and negotiates reinsurance terms on behalf of other insurance companies. In March 2005, Tower Group, Inc. acquired its other insurance company subsidiary, Tower National Insurance Company (f/k/a North American Lumber Insurance Company).

    Cautionary Note Regarding Forward-Looking Statements

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements that reflect the Company's current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as "may," "will," "plan," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world's financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; changes in the level of demand for our insurance and reinsurance products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
    For more information visit Tower's website at http://www.twrgrp.com/.


                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                            Second Quarter

                                             Second   Second
                                             Quarter  Quarter    %
                                              2005     2004    Change

Revenues:
Earned Premiums:
 Gross Premiums Earned                      $ 55,060 $ 35,922    53.3%
 Less: Ceded Premiums Earned                 (17,469) (26,407)  -33.8%
                                             -------- --------
 Net Premiums Earned                          37,591    9,515   295.1%
Ceded Commission Revenue                       5,330   10,750   -50.4%
Policy Billing Fees                              230      158    45.6%
                                             -------- --------
Total                                         43,151   20,423   111.3%

Expenses:
Loss & Loss Adjustment Expenses
 Gross Loss & Loss Adjustment Expenses        31,418   20,904    50.3%
 Less: Ceded Loss & Loss Adjustment Expenses  (9,405) (15,012)  -37.4%
                                             -------- --------
 Net Loss & Loss Adjustment Expenses          22,013    5,892   273.6%

Underwriting Expenses
 Commissions Paid to Producers                 9,495    6,081    56.1%
 Other Underwriting Expenses                   7,410    5,795    27.9%
                                             -------- --------

Total Underwriting Expenses                   16,905   11,876    42.3%
                                             -------- --------

Total Expenses                                38,918   17,768   119.0%
                                             -------- --------

Underwriting Profit                         $  4,233 $  2,655    59.4%
                                             ======== ========

Key Measures:
Written Premiums
 Gross                                      $ 84,006 $ 43,847    91.6%
 Ceded                                       (24,821) (27,355)   -9.3%
                                             -------- --------
 Net                                        $ 59,185 $ 16,492   258.9%
                                             ======== ========
Loss Ratios
 Gross                                          57.1%    58.2%
 Net                                            58.6%    61.9%
Accident Year Loss Ratios
 Gross                                          57.3%    58.6%
 Net                                            58.9%    62.3%
Expense Ratios
 Gross                                          30.3%    32.6%
 Net                                            30.2%    10.2%
Combined Ratios (GAAP)
 Gross                                          87.4%    90.8%
 Net                                            88.8%    72.1%

                Insurance Overall Results of Operations
                  Insurance and Reinsurance Segments
                           First Six Months

                                           First Six First Six
                                             Months   Months     %
                                              2005      2004   Change

Revenues:
Earned Premiums:
 Gross Premiums Earned                     $ 100,928 $ 73,264    37.8%
 Less: Ceded Premiums Earned                 (33,319) (55,819)  -40.3%
                                            --------- --------
 Net Premiums Earned                          67,609   17,445   287.6%
Ceded Commission Revenue                      11,176   21,051   -46.9%
Policy Billing Fees                              426      332    28.3%
                                            --------- --------
Total                                         79,211   38,828   104.0%

Expenses:
Loss & Loss Adjustment Expenses
 Gross Loss & Loss Adjustment Expenses        57,495   42,409    35.6%
 Less: Ceded Loss & Loss Adjustment
  Expenses                                   (17,420) (31,500)  -44.7%
                                            --------- --------
 Net Loss & Loss Adjustment Expenses          40,075   10,909   267.4%

Underwriting Expenses
 Commissions Paid to Producers                17,076   12,217    39.8%
 Other Underwriting Expenses                  14,370   11,442    25.6%
                                            --------- --------

Total Underwriting Expenses                   31,446   23,659    32.9%
                                            --------- --------

Total Expenses                                71,521   34,568   106.9%
                                            --------- --------

Underwriting Profit                        $   7,690 $  4,260    80.5%
                                            ========= ========

Key Measures:
Written Premiums
 Gross                                     $ 148,674 $ 83,860    77.3%
 Ceded                                       (44,128) (52,578)  -16.1%
                                            --------- --------
 Net                                       $ 104,546 $ 31,282   234.2%
                                            ========= ========
Loss Ratios
 Gross                                          57.0%    57.9%
 Net                                            59.3%    62.5%
Accident Year Loss Ratios
 Gross                                          57.6%    57.4%
 Net                                            59.4%    62.5%
Expense Ratios
 Gross                                          30.7%    31.8%
 Net                                            29.4%    13.0%
Combined Ratios (GAAP)
 Gross                                          87.7%    89.7%
 Net                                            88.7%    75.5%

           Insurance Services Segment Results of Operations
                            Second Quarter

                                             Second   Second
                                             Quarter  Quarter    %
                                              2005     2004    Change

Revenues:
Direct Commission Revenue from MGA          $  2,166 $  3,595   -39.7%
Claims Administration Revenue                  1,097      846    29.7%
Reinsurance Intermediary Fees                     79      240   -67.1%
Policy Billing Fees                                6        -       -
                                             -------- --------
Total                                          3,348    4,681   -28.5%

Expenses:
Direct Commission Expense Paid to Producers    1,174    2,487   -52.8%
Other Insurance Services Expenses                455    1,061   -57.1%
Claims Expense Reimbursement to TICNY          1,091      840    29.9%
                                             -------- --------
Total Expenses                                 2,720    4,388   -38.0%
                                             -------- --------

Insurance Services Pre-tax Income (Loss)    $    628 $    293   114.3%
                                             ======== ========

           Insurance Services Segment Results of Operations
                           First Six Months

                                           First Six First Six
                                             Months   Months     %
                                              2005      2004   Change

Revenues:
Direct Commission Revenue from MGA         $   4,691 $  5,052    -7.1%
Claims Administration Revenue                  2,150    1,715    25.4%
Reinsurance Intermediary Fees                    282      438   -35.6%
Policy Billing Fees                               11        -       -
                                            --------- --------
Total                                          7,134    7,205    -1.0%

Expenses:
Direct Commission Expense Paid to Producers    2,385    3,437   -30.6%
Other Insurance Services Expenses                940    1,361   -30.9%
Claims Expense Reimbursement to TICNY          2,141    1,642    30.4%
                                            --------- --------
Total Expenses                                 5,466    6,440   -15.1%
                                            --------- --------

Insurance Services Pre-tax Income (Loss)   $   1,668 $    765   118.0%
                                            ========= ========

                           Tower Group, Inc.
                 Consolidated Statements of Income and
                       Comprehensive Net Income
                              (Unaudited)

                          Three Months Ended      Six Months Ended
                                June 30                June 30
                         ---------------------- ----------------------
                            2005       2004        2005       2004
                         ----------- ---------- ----------- ----------
                         ($ in thousands, except share and per share
                                           amounts)
Revenues
   Net premiums earned  $    37,591 $    9,515 $    67,609 $   17,445
   Ceding commission
    revenue                   5,330     10,750      11,176     21,051
   Insurance services
    revenue                   3,342      4,681       7,123      7,205
   Net investment income      3,733      1,099       6,348      1,863
   Net realized gains on
    investments                  20        (13)        229         (2)
   Policy billing fees          236        158         437        332
                         ----------- ---------- ----------- ----------
     Total revenues          50,252     26,190      92,922     47,894
                         ----------- ---------- ----------- ----------
Expenses
  Loss and loss
   adjustment expenses       22,013      5,892      40,075     10,909
  Direct commission
   expense                   10,669      8,568      19,461     15,654
  Other operating
   expenses                   9,280      7,727      18,197     14,504
  Interest expense            1,106        724       2,271      1,375
                         ----------- ---------- ----------- ----------
     Total expenses          43,068     22,911      80,004     42,442
                         ----------- ---------- ----------- ----------
  Income before income
   taxes                      7,184      3,279      12,918      5,452
  Income tax expense          2,419      1,280       4,436      2,131
                         ----------- ---------- ----------- ----------
     Net income         $     4,765 $    1,999 $     8,482 $    3,321
                         =========== ========== =========== ==========

Comprehensive Net Income
  Net income            $     4,765 $    1,999 $     8,482 $    3,321
  Other comprehensive
   income:
     Gross unrealized
      investment holding
      gains (losses)
      arising during
      period                  4,827     (3,191)        341     (2,244)
     Less:
      reclassification
      adjustment for
      gains included in
      net income                (20)        13        (229)         2
                         ----------- ---------- ----------- ----------
                              4,807     (3,178)        112     (2,242)
     Income tax benefit
      (expense) related
      to items of other
      comprehensive
      income                 (1,683)     1,080         (39)       762
                         ----------- ---------- ----------- ----------
     Total other
      comprehensive net
      income (loss)           3,124     (2,098)         73     (1,480)
                         ----------- ---------- ----------- ----------
        Comprehensive
         Net Income     $     7,889 $      (99)$     8,555 $    1,841
                         =========== ========== =========== ==========

Earnings Per Share
  Basic earnings per
   common share         $      0.24 $     0.45 $      0.43 $     0.75
                         =========== ========== =========== ==========
  Diluted earnings per
   common share         $      0.24 $     0.35 $      0.42 $     0.58
                         =========== ========== =========== ==========

Weighted Average Common
 Shares Outstanding:
     Basic               19,555,327  4,407,434  19,538,219  4,407,434
     Diluted             20,108,917  5,819,870  20,093,198  5,772,977

                           Tower Group, Inc.
                      Consolidated Balance Sheets

                                       (Unaudited)
                                      June 30, 2005  December 31, 2004
                                     --------------- -----------------
                                     ($ in thousands, except par value
                                            and share amounts)
Assets
Fixed-maturity securities, available-
 for-sale, at fair value (amortized
 cost $266,543 in 2005 and $223,562
 in 2004)                             $      267,961  $       224,523
Equity securities, at fair value
 (cost $30,083 in 2005 and $1,827 in
 2004)                                        30,396            2,485
Common trust securities - statutory
 business trusts, equity method                1,426            1,426
                                       --------------  ---------------
    Total investments                        299,783          228,434
Cash and cash equivalents                     44,692           55,201
Investment income receivable                   2,743            1,975
Agents' balances receivable                   41,022           33,473
Assumed premiums receivable                    1,054            1,197
Ceding commission receivable                   8,727            8,329
Reinsurance recoverable                      100,391          101,173
Receivable - claims paid by agency             2,976            1,622
Prepaid reinsurance premiums                  39,200           28,391
Deferred acquisition costs net of
 deferred ceding commission revenue           25,414           18,740
Federal income taxes and state taxes
 recoverable                                       -            1,975
Intangible assets                              5,902            4,978
Fixed assets, net of accumulated
 depreciation                                  6,667            5,420
Other assets                                   3,449            3,239
                                       --------------  ---------------
    Total Assets                      $      582,020  $       494,147
                                       ==============  ===============
Liabilities
Loss and loss adjustment expenses     $      155,858  $       128,722
Unearned premium                             143,251           95,505
Reinsurance balances payable                  17,769            2,735
Payable to issuing carriers                   12,265           18,652
Funds held as agent                              776              785
Funds held under reinsurance
 agreements                                   52,019           54,152
Accounts payable and accrued expenses          8,283           12,410
Checks outstanding                             2,901            2,726
Payable for securities                         2,784                -
Federal income taxes and state taxes
 payable                                       1,180
Deferred income taxes                             81            1,587
Subordinated debentures                       47,426           47,426
                                       --------------  ---------------
   Total Liabilities                         444,593          364,700
                                       --------------  ---------------
Stockholders' Equity
Common stock ($0.01 par value per
 share; 40,000,000 shares authorized;
 19,847,303 and 19,826,135 shares
 issued in 2005 and 2004)                        198              198
Paid-in-capital                              112,604          112,375
Accumulated other comprehensive
 net income                                    1,125            1,052
Retained earnings                             25,729           18,224
Unearned compensation - restricted
 stock                                        (1,731)          (1,908)
Treasury stock (89,439 shares in 2005
 and 88,967 in 2004)                            (498)            (494)
                                       --------------  ---------------
   Total Stockholders' Equity                137,427          129,447
                                       --------------  ---------------
   Total Liabilities and
    Stockholders' Equity              $      582,020  $       494,147
                                       ==============  ===============



    CONTACT: Tower Group, Inc.
             Investor Relations:
             Andrew Colannino, 212-655-2107
             acolannino@twrgrp.com